Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces First Quarter 2014 Results
Reaffirms Full Year Outlook

STAMFORD, Conn. - April 16, 2014 - United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2014. Total revenue was $1.178 billion and rental revenue was $1.005 billion, compared with $1.100 billion and $916 million, respectively, for the same period last year. On a GAAP basis, the company reported first quarter net income of $60 million, or $0.56 per diluted share, compared with $21 million, or $0.19 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $0.90 per diluted share, compared with $0.58 per diluted share for the same period last year. Adjusted EBITDA2 was $519 million and adjusted EBITDA margin was 44.1%, a first quarter company record.

First Quarter 2014 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 9.7% year-over-year. Within rental revenue, owned equipment rental revenue increased 9.1%, reflecting year-over-year increases of 7.6% in the volume of equipment on rent and 4.3% in rental rates. The company has reaffirmed its outlook for a full-year increase in rental rates of approximately 4%, and full year total revenue in a range of $5.45 billion to $5.65 billion.

•
Adjusted EBITDA was $519 million and adjusted EBITDA margin was a first quarter record 44.1%, an increase of $68 million and 310 basis points, respectively, from the same period last year. The company has reaffirmed its outlook for full year adjusted EBITDA in a range of $2.55 billion to $2.65 billion, and it currently expects to be near the top of that range.

•	Time utilization increased 40 basis points year-over-year to 64.6%. The company has reaffirmed its outlook for full year time utilization of approximately 68.5%.

•	The company generated $110 million of proceeds from used equipment sales at an adjusted gross margin of 49.1%, compared with $123 million and 43.9% for the same period last year.[3]

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 87.2% for the quarter.
_______________

1.
Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (v) impact on depreciation related to acquired RSC fleet and property and equipment; (vi) impact of the fair value mark-up of acquired RSC fleet; (vii) RSC merger related intangible asset amortization and (viii) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.

2.
Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet; and (iv) stock compensation expense, net. See table below for amounts.

3.	Adjusted used equipment gross margins exclude the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "We're off to a strong start in 2014, with notable year-over-year growth in rates, time utilization and volume. Our adjusted EBITDA margin improved to over 44%, a first quarter record. Despite the headwind of a harsh winter, we strategically managed our business to capitalize on pockets of opportunity. We now see solid demand in almost every market, giving us further confidence in our full year outlook."

Kneeland continued, "The feeling in the field is upbeat -- our customers and managers are bullish about business prospects, including the long-awaited recovery in commercial construction. We plan to leverage our scale in this environment and bring in about $750 million of fleet in the second quarter. The integration of our National Pump acquisition is going well, and we've opened three new specialty branches in trench safety, power and HVAC. These are just a few of the many growth initiatives that will drive our short and long-term performance."

Free Cash Flow and Fleet Size

For the first quarter 2014, free cash flow was $278 million, after total rental and non-rental capital expenditures of $351 million. By comparison, free cash flow for the first quarter 2013 was $234 million after total rental and non-rental capital expenditures of $303 million. Free cash flow for the first quarter 2014 and 2013 includes aggregate merger and restructuring related payments of $4 million and $18 million, respectively.
The company has reaffirmed its outlook for full year 2014 free cash flow in the range of $425 million to $475 million, after net rental capital expenditures of approximately $1.2 billion and gross purchases of approximately $1.7 billion.
The size of the rental fleet was $7.77 billion of original equipment cost at March 31, 2014, compared with $7.73 billion at December 31, 2013. The age of the rental fleet was 45.2 months on an OEC-weighted basis at March 31, 2014 and December 31, 2013.

Share Repurchase Program

During the first quarter of 2014, the company repurchased $43 million of common stock as part of the $500 million share repurchase program that was announced in October 2013. The company’s current intention is to complete the program by April 2015.

Return on Invested Capital (ROIC)

Return on invested capital was 7.8% for the 12 months ended March 31, 2014, an increase of 0.5 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.4

_______________

4.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 10.6% for the 12 months ended March 31, 2014, an increase of 0.9 percentage points from the same period last year.

National Pump5 Acquisition

In March 2014, the company announced that it planned to acquire certain assets of National Pump, the second largest specialty pump rental company in North America. The acquisition closed on April 1, 2014. The total OEC of the acquired fleet was approximately $215 million, and National Pump had historical annual revenue of approximately $210 million. The purchase price was approximately $780 million, comprised of $765 million in cash and $15 million in stock. The transaction also provides for up to $125 million in additional cash consideration to be paid based on the future achievement of certain adjusted EBITDA targets.

Contemporaneous with the National Pump acquisition, in March 2014, the company issued $525 million principal amount of 6 1/8 percent Senior Notes and $850 million principal amount of 5 3/4 percent Senior Notes. The net proceeds from the debt issuances and cash on hand were used in April 2014 to redeem all of the company's outstanding 9 1/4 percent Senior Notes and to finance in part the cash purchase price of National Pump.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, April 17, 2014, at 11:00 a.m. Eastern Time. The conference call number is 866-238-1422.  The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1636064.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, asset impairment charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, RSC merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

_______________

5.
We acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”).

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. Following the acquisition of National Pump, the company has an integrated network of 876 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,100 classes of equipment for rent with a total original cost of $7.99 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index, the Barron’s 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA.  These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (15) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (16) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (17) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (18) management turnover and inability to attract and retain key personnel; (19) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or timeframes planned; (20) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (21) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (22) competition from existing and new competitors; (23) disruptions in our information technology systems; (24) the costs of complying with environmental, safety and foreign laws and regulations; and (25) increases in our maintenance and replacement costs as we age our fleet and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Equipment rentals	$1,005	$916
Sales of rental equipment	110	123
Sales of new equipment	26	21
Contractor supplies sales	19	20
Service and other revenues	18	20
Total revenues	1,178	1,100
Cost of revenues:
Cost of equipment rentals, excluding depreciation	409	393
Depreciation of rental equipment	217	202
Cost of rental equipment sales	65	83
Cost of new equipment sales	20	17
Cost of contractor supplies sales	13	13
Cost of service and other revenues	6	7
Total cost of revenues	730	715
Gross profit	448	385
Selling, general and administrative expenses	168	160
Merger related costs	1	6
Restructuring charge	1	6
Non-rental depreciation and amortization	60	64
Operating income	218	149
Interest expense, net	125	118
Interest expense—subordinated convertible debentures	—	2
Other income, net	(1)	(1)
Income before provision for income taxes	94	30
Provision for income taxes	34	9
Net income	$60	$21
Diluted earnings per share	$0.56	$0.19

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$227	$175
Accounts receivable, net	752	804
Inventory	102	70
Prepaid expenses and other assets	59	53
Deferred taxes	260	260
Total current assets	1,400	1,362
Rental equipment, net	5,406	5,374
Property and equipment, net	408	421
Goodwill, net	2,944	2,953
Other intangible assets, net	972	1,018
Other long-term assets	117	103
Total assets	$11,247	$11,231
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$265	$604
Accounts payable	454	292
Accrued expenses and other liabilities	382	390
Total current liabilities	1,101	1,286
Long-term debt	6,774	6,569
Deferred taxes	1,481	1,459
Other long-term liabilities	67	69
Total liabilities	9,423	9,383
Temporary equity	11	20
Common stock	1	1
Additional paid-in capital	2,061	2,054
Retained earnings (accumulated deficit)	23	(37)
Treasury stock	(252)	(209)
Accumulated other comprehensive (loss) income	(20)	19
Total stockholders’ equity	1,813	1,828
Total liabilities and stockholders’ equity	$11,247	$11,231

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2014	2013
Cash Flows From Operating Activities:
Net income	$60	$21
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	277	266
Amortization of deferred financing costs and original issue discounts	5	6
Gain on sales of rental equipment	(45)	(40)
Gain on sales of non-rental equipment	(1)	(1)
Stock compensation expense, net	12	9
Merger related costs	1	6
Restructuring charge	1	6
Loss on extinguishment of debt securities	11	—
Loss on retirement of subordinated convertible debentures	—	1
Increase in deferred taxes	22	3
Changes in operating assets and liabilities:
Decrease in accounts receivable	47	65
Increase in inventory	(32)	(34)
(Increase) decrease in prepaid expenses and other assets	(4)	30
Increase in accounts payable	163	121
Decrease in accrued expenses and other liabilities	(9)	(50)
Net cash provided by operating activities	508	409
Cash Flows From Investing Activities:
Purchases of rental equipment	(333)	(289)
Purchases of non-rental equipment	(18)	(14)
Proceeds from sales of rental equipment	110	123
Proceeds from sales of non-rental equipment	11	5
Purchases of other companies, net of cash acquired	(1)	—
Net cash used in investing activities	(231)	(175)
Cash Flows From Financing Activities:
Proceeds from debt	2,398	631
Payments of debt, including subordinated convertible debentures	(2,543)	(795)
Payments of financing costs	(20)	—
Proceeds from the exercise of common stock options	1	3
Common stock repurchased	(61)	(30)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	7	—
Net cash used in financing activities	(218)	(191)
Effect of foreign exchange rates	(7)	(2)
Net increase in cash and cash equivalents	52	41
Cash and cash equivalents at beginning of period	175	106
Cash and cash equivalents at end of period	$227	$147
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$9	$15
Cash paid for interest, including subordinated convertible debentures	84	90

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2014	2013	Change
General Rentals
Reportable segment equipment rentals revenue	$924	$854	8.2%
Reportable segment equipment rentals gross profit	344	295	16.6%
Reportable segment equipment rentals gross margin	37.2%	34.5%	2.7pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$81	$62	30.6%
Reportable segment equipment rentals gross profit	35	26	34.6%
Reportable segment equipment rentals gross margin	43.2%	41.9%	1.3pp
Total United Rentals
Total equipment rentals revenue	$1,005	$916	9.7%
Total equipment rentals gross profit	379	321	18.1%
Total equipment rentals gross margin	37.7%	35.0%	2.7pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Numerator:
Net income available to common stockholders	$60	$21
Denominator:
Denominator for basic earnings per share—weighted-average common shares	95.2	93.3
Effect of dilutive securities:
Employee stock options and warrants	0.4	0.6
Convertible subordinated notes—4 percent	10.2	11.9
Restricted stock units	0.6	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	106.4	106.4
Diluted earnings per share	$0.56	$0.19

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, RSC merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. Management believes adjusted earnings per share provides useful information concerning future profitability. However, adjusted earnings per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2014	2013
Earnings per share - GAAP, as reported	$0.56	$0.19
After-tax impact of:
Merger related costs (1)	0.01	0.03
RSC merger related intangible asset amortization (2)	0.22	0.24
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	(0.01)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.05	0.08
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	(0.01)	(0.01)
Restructuring charge (6)	0.01	0.04
Asset impairment charge (7)	—	0.01
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	0.06	0.01
Earnings per share - adjusted	$0.90	$0.58

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(7)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2014	2013
Net income	$60	$21
Provision for income taxes	34	9
Interest expense, net	125	118
Interest expense – subordinated convertible debentures	—	2
Depreciation of rental equipment	217	202
Non-rental depreciation and amortization	60	64
EBITDA (A)	$496	$416
Merger related costs (1)	1	6
Restructuring charge (2)	1	6
Stock compensation expense, net (3)	12	9
Impact of the fair value mark-up of acquired RSC fleet (4)	9	14
Adjusted EBITDA (B)	$519	$451

A) Our EBITDA margin was 42.1% and 37.8% for the three months ended March 31, 2014 and 2013, respectively.
B) Our adjusted EBITDA margin was 44.1% and 41.0% for the three months ended March 31, 2014 and 2013, respectively.

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended
	March 31,
	2014	2013
Net cash provided by operating activities	$508	$409
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(6)
Gain on sales of rental equipment	45	40
Gain on sales of non-rental equipment	1	1
Merger related costs (1)	(1)	(6)
Restructuring charge (2)	(1)	(6)
Stock compensation expense, net (3)	(12)	(9)
Loss on extinguishment of debt securities	(11)	—
Loss on retirement of subordinated convertible debentures	—	(1)
Changes in assets and liabilities	(121)	(111)
Cash paid for interest, including subordinated convertible debentures	84	90
Cash paid for income taxes, net	9	15
EBITDA	$496	$416
Add back:
Merger related costs (1)	1	6
Restructuring charge (2)	1	6
Stock compensation expense, net (3)	12	9
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	9	14
Adjusted EBITDA	$519	$451

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2014	2013
Net cash provided by operating activities	$508	$409
Purchases of rental equipment	(333)	(289)
Purchases of non-rental equipment	(18)	(14)
Proceeds from sales of rental equipment	110	123
Proceeds from sales of non-rental equipment	11	5
Free cash flow	$278	$234